As filed with the U.S. Securities and Exchange Commission on April 3, 2024

Registration No. 333-276292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSHI GINZA ONODERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	5812	93-2631297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SUSHI GINZA ONODERA, INC.

1-1-3 Otemachi Chiyoda-ku

Tokyo 100-0004, Japan

Telephone: +81-3-5220-8550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporate Creations Network Inc.

3411 Silverside Road Tatnall, Building #104

Wilmington, Delaware 19810

Telephone: (302) 351-3367

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony, Linder & Cacomanolis, PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	David Huberman, Esq. Koji Ishikawa, Esq. Win Rutherfurd, Esq. Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, FL 33131 Telephone: +972 3-636-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of filing Exhibit 23.1, the Consent of TAAD, LLP, to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 5 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 4 to the Registration Statement filed on March 15, 2024, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”), filing fee and the NYSE American listing fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$1,539
Financial Industry Regulatory Authority filing fee	2,064
The NYSE American entry fee	50,000
Accounting fees and expenses	300,000
Legal fees and expenses	375,000
Roadshow expenses	10,000
Other accountable expenses	65,000
Printing expenses	5,000
Non-accountable expenses	80,000
Miscellaneous	50,000
Total	$938,603

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the General Corporation Law of the State of Delaware.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

Our certificate of incorporation also permits us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We intend to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

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We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our Board of Directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us since February 17, 2023. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On February 27, 2023, we issued five (5) shares of common stock, par value $0.00001 per share, to Onodera Group Co., Ltd., for $2,000.00 per share for a total subscription of $10,000.

On August 1, 2023, Onodera Group Co., Ltd. made an investment in kind of 100 shares (all the outstanding shares) of Onodera Food Service Co., Ltd. and 5 shares of Sushi Ginza Onodera Inc. to LEOC Co., Inc.

On August 22, 2023, pursuant to the terms of a share exchange agreement among Sushi Ginza Onodera, Inc. and LEOC Co., Ltd., we issued 29,999,995 shares of our common stock to LEOC Co., Ltd. in exchange for all outstanding shares of common stock of Onodera Food Service Co., Ltd., which holds 100% of the issued and outstanding capital stock of Ginza Onodera California, Inc. (formed in California) and Ginza Onodera USA Inc. (formed in Hawaii), and which holds 90% of the issued and outstanding capital stock of the Ginza Onodera Shanghai (formed in Shanghai, China).

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement
3.1**	Certificate of Incorporation of Sushi Ginza Onodera, Inc. filed with Secretary of State of Delaware
3.2**	Amendment to Certificate of Incorporation of Sushi Ginza Onodera, Inc. filed with Secretary of State of State of Delaware on July 27, 2023
3.3**	Amendment to Certificate of Incorporation of Sushi Ginza Onodera, Inc. filed with Secretary of State of State of Delaware on December 1, 2023
3.4**	Amended and Restated Bylaws of Sushi Ginza Onodera, Inc.
4.1**	Form of Representative’s Warrant
5.1**	Opinion of Anthony, Linder & Cacomanolis, PLLC
10.1†**	2023 Stock Incentive Plan
10.2†**	Form of Employment Agreement for Shinji Nagao
10.3†**	Form of Employment Agreement for Keiichi Yamamoto
10.4†**	Form of Employment Agreement for Shinichi Miyazawa
10.5†**	Form of Independent Director Agreement
10.6**	Form of Indemnification Agreement
10.7**	Loan Agreement, dated May 18, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.8**	Loan Agreement, dated August July 19, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.9**	Loan Agreement, dated May 25, 2023, between Onodera Food Service Co., Ltd. and Onodera Group
10.10**	Loan Agreement, dated July 21, 2023, between Onodera Food Service Co., Ltd and Resona Bank Ltd.
10.11**	Loan Agreement, dated September 29, 2023, between Onodera Food Service Co., Ltd. and Resona Bank Ltd.
10.12**	Loan Agreement, dated October 19, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.13**	Loan Agreement, dated October 19, 2023, between Sushi Ginza Onodera, Inc. and Onodera Group
10.14**	Loan Agreement, dated November 17, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.15**	Consultancy Agreement, dated April 1, 2023, between Yamayuki Co., Ltd and Onodera Food Service Co., Ltd.
10.16**	Business Agreement, dated January 1, 2021, between Miaoxinmaiye Co., Ltd. and Ginza Onodera Shanghai Co., Ltd.
10.17**	Business Support Agreement, dated September 1, 2023, between Onodera Food Service Co., Ltd. and LEOC Co., Ltd.
10.18**	Loan Agreement, dated January 18, 2024, between Ginza Onodera USA Inc. and Onodera Group
10.19**	Loan Agreement, dated January 18, 2024, between Sushi Ginza Onodera, Inc. and Onodera Group
10.20**	Business Consignment Agreement, dated January 24, 2024, between Onodera Food Service Co., Ltd. and NN Asset Management Co., Ltd.
10.21**	Loan Agreement, dated January 30, 2024, between Onodera Food Service Co., Ltd. and Onodera Group
10.22**	Loan Agreement, dated February 19, 2024, between Ginza Onodera USA Inc. and Onodera Group
10.23**	Loan Agreement, dated February 19, 2024, between Ginza Onodera Texas Inc. and Onodera Group
10.24**	Loan Agreement, dated February 19, 2024, between Sushi Ginza Onodera, Inc. and Onodera Group
10.25**	Loan Agreement, dated February 16, 2024, between Onodera Food Service Co., Ltd. and Sumitomo Mitsui Banking Corporation
21.1**	List of Subsidiaries of Sushi Ginza Onodera, Inc.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Includes management contracts and compensation plans and arrangements

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)	The undersigned Registrant hereby undertakes that it will:

a.	for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective.

b.	for determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tokyo, Japan, on this April 3, 2024.

SUSHI GINZA ONODERA, INC.

By:	/s/ Shinji Nagao
Shinji Nagao
Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Shinji Nagao	Chief Executive Officer, President and a	April 3, 2024
Shinji Nagao	Director (principal executive officer)

*	Chief Administrative Officer, Executive	April 3, 2024
Keiichi Yamamoto	Vice President, Secretary and a Director

*	Chief Financial Officer	April 3, 2024
Shinichi Miyazawa	(principal financial officer and principal accounting officer)

*	Independent Director	April 3, 2024
Yasuo Okamoto
*	Independent Director	April 3, 2024
Akemi Fukuoji

*	Independent Director	April 3, 2024
Ferdinand Groenewald

By:	/s/ Shinji Nagao
Shinji Nagao
Attorney-in-fact*

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